Exhibit 10.51

THE HlLLMAN GROUP, INC. EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of January 14, 2008, by and between The Hillman Group, Inc., a Delaware corporation (the “Company”), and Albert Church (“Executive”). In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Promotion and Relocation. The Company hereby promotes Executive to the position of Senior Vice President Sales Service, and Executive hereby accepts such promotion, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in Section 4(a) hereof (the “Employment Period”). As a condition of the offer and acceptance of this promotion, Executive shall relocate his personal residence from North Carolina to the Cincinnati, Ohio area and shall perform his duties from an office at the Company’s corporate headquarters in Cincinnati, Ohio (the “Relocation”). The Relocation shall be completed on or before July 31, 2008. If the Relocation is not completed by such date, this Agreement shall be rescinded and shall be of no further force or effect (and Executive shall return to the employment position and compensation and benefits he had with the Company prior to the execution of this Agreement), unless the parties mutually agree to extend such date or mutually agree to other terms of employment. The Company shall pay the costs associated with the Relocation as follows: (a) the Company will pay the moving company directly for the cost of moving Executive’s furnishings and belongings, provided Executive obtains at least two competitive bids to justify the amount to be paid; (b) the Company will pay as grossed-up salary the closing costs and real estate fees for the sale of Executive’s North Carolina home; and (c) the Company will pay as grossed-up salary the closing costs for the purchase of Executive’s home in the Cincinnati area.

2. Position and Duties.

(a) During the Employment Period, Executive shall serve as the Senior Vice President Sales Service of the Company and shall have the normal duties, responsibilities, functions and authority of that position, including without limitation responsibilities for the Field Service and National Account Sales of the Company, subject to the power and authority of the Company to direct, expand or limit such duties, responsibilities, functions and authority. During the Employment Period, Executive shall render such administrative, financial and other executive and managerial services to the Company and its affiliates which are consistent with Executive’s position as the Company may from time to time direct. For a minimum of one (1) year from the date of execution of this Agreement, Executive shall report to the President of the Company. Thereafter, at the Company’s discretion. Executive may be directed to report (and thereafter shall report) to the Chief Executive Officer of the Company.

(b) During the Employment Period, Executive shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its affiliates. Executive shall perform his duties, responsibilities and functions to the Company and its affiliates hereunder to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply with the Company’s and its affiliates’ policies and procedures in all material respects. During the Employment Period, Executive shall not serve as an officer or director of, or otherwise perform services for compensation for, any other entity without the prior written consent of the Company; provided that Executive may serve as an officer or director of, or otherwise participate in, purely educational, welfare, social, religious or civic organizations so long as such activities do not interfere with Executive’s employment.

3. Compensation and Benefits.

(a) During the Employment Period, Executive’s base salary shall be $190,000 per annum prior to the completion of the Relocation and shall be increased to $220,000 per annum after the completion of the Relocation. Executive’s base salary may be increased to such higher rate as the Company may determine from time to time (such amount, as may be increased from time to time based on no less frequent than an annual review by the Company, the “Base Salary”), which Base Salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices in effect from time to time. In addition, during the Employment Period, Executive shall be entitled to participate in employee benefit programs and receive perquisites reasonably comparable to those in effect as of the date hereof and as determined by the Company, including, without limitation, participation in group health insurance and disability insurance, life insurance, participation in the Company’s 401k plan, vacation and paid holidays and participation in the Company’s deferred compensation plan (provided that any participation in such deferred compensation plan is funded solely by the Executive other than any match by the Company).

(b) During the Employment Period, the Company shall reimburse Executive for all ordinary and reasonable business expenses incurred by him in the course of performing his duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(c) In addition to the Base Salary, the Company shall pay to Executive cash bonus compensation pursuant to the terms of a performance-based bonus plan. The bonus plan will provide for performance-based targets to be agreed to annually by the Executive and the Company. If such bonus targets are met or exceeded in a year, Executive shall be entitled to a bonus equal to the following percentages of his Base Salary for that year:

After execution of this Agreement: 30% of Base Salary for achieving 100% of bonus target, increasing by 1% of Base Salary for each 1% above bonus target, to a maximum of an additional 30% of Base Salary.

After completion of the Relocation: 35% of Base Salary for achieving 100% of bonus target, increasing by 1% of Base Salary for each 1% above bonus target, to a maximum of an additional 35% of Base Salary.

Bonuses shall be paid in accordance with the Company’s general payroll practices (in effect from time to time). Bonus percentages will be prorated for any partial year that different percentages are in effect.

4. Term.

(a) The Employment Period shall be three (3) years beginning on the date hereof (the “Initial Term”) and shall automatically be renewed on the same terms and conditions set forth herein as modified from time to time by the parties hereto for additional one-year periods unless the Company or Executive gives the other party written notice of the election not to renew the Employment Period at least 60 days prior to any such renewal date (the end of the Initial Term or the end of an effective one-year extension period being referred to herein as the “Expiration Date”); provided that (i) the Employment Period shall terminate prior to its Expiration Date immediately upon Executive’s resignation (with or without Good Reason, as defined below), death or Disability, and (ii) the Employment Period may be terminated by the Company at any time prior to its Expiration Date for Cause (as defined below) or without Cause. Except as otherwise provided herein, any termination of the Employment Period by the Company shall be effective as specified in a written notice from the Company to Executive.

(b) In the event of Executive’s death or Disability, or upon the Expiration Date, Executive shall be entitled to payment of all accrued and unpaid salary (including accrued vacation), expense reimbursement pursuant to Section 3(b) of this Agreement, and a pro rata share (based on the number of days that have elapsed from the beginning of the bonus period until the date of termination of the Employment Period) of that year’s bonus as determined pursuant to Section 3(c) above. In addition, in the event of Executive’s Disability, the Company shall use commercially reasonable efforts to allow Executive to participate in the Company’s group health coverage, to the extent permitted by its insurers and under the same terms and conditions that generally apply to Company employees; provided that Executive pays all of the premiums and similar costs and expenses for such coverage. Executive shall not be entitled to receive his Base Salary, or any other perquisites or employee benefits or bonuses for periods after the termination of the Employment Period, except as otherwise specifically provided for in the Company’s employee benefit plans or as otherwise expressly required by applicable law.

(c) If the Employment Period is terminated by the Company for Cause, or if Executive resigns without Good Reason, Executive shall only be entitled to receive his Base Salary through the date of such termination, resignation or expiration, accrued vacation and expense reimbursement pursuant to Section 3(b) of this Agreement. In addition, the Company shall use commercially reasonable efforts to allow Executive to participate in the Company’s group health coverage, to the extent permitted by its insurers and under the same terms and conditions that generally apply to Company employees; provided that Executive pays all of the premiums and similar costs and expenses for such coverage. Executive shall not be entitled to any other salary, bonuses, employee benefits, perquisites or other compensation from the Company or its affiliates thereafter, except as otherwise specifically provided for under the Company’s employee benefit plans or as otherwise expressly required by applicable law.

(d) If the Employment Period is terminated by the Company without Cause or if Executive resigns with Good Reason, then Executive shall be entitled to receive severance compensation in an amount as determined below:

(i) If, during the Initial Term, the Employment Period is terminated by the Company without Cause or if Executive resigns with Good Reason, then Executive shall be entitled to receive (provided Executive has completed the Relocation): (A) an amount equal to two times his then applicable Base Salary, (B) an amount equal to the Termination Bonus Amount (as defined in Section 4(d)(iii)), and (C) health continuation coverage during the period beginning on the date of the termination of the Employment Period and ending on the first anniversary thereof, at the Company’s expense. For purposes of determining Executive’s rights to COBRA continuation coverage as required under Section 4980B of the Internal Revenue Code (“COBRA”), the date of termination of the Employment Period shall be the date of the COBRA qualifying event. In addition, Executive shall be permitted to participate, during the period beginning on the date of the termination of the Employment Period and ending on the first anniversary thereof, in the Company’s group life and disability coverages, to the extent permitted by its insurers and under the same terms and conditions that generally apply to Company employees, at the Company’s expense. Further, the Company will reimburse Executive for the costs of relocating back to North Carolina, consistent with the payments for the costs of the Relocation set forth in Section 1 above.

(ii) If, after the Initial Term, the Employment Period is terminated by the Company without Cause or if Executive resigns with Good Reason, then Executive shall be entitled to receive (provided Executive has completed the Relocation): (A) an amount equal to his then applicable Base Salary, (B) 50% of the Termination Bonus Amount (as defined in Section 4(d)(iii)), and (C) health continuation coverage during the period beginning on the date of the termination of the Employment Period and ending six months thereafter, at the Company’s expense. For purposes of determining Executive’s rights to COBRA continuation coverage, the date of termination of the Employment Period shall be the date of the COBRA qualifying event. In addition, Executive shall be permitted to participate, during the period beginning on the date of the termination of the Employment Period and ending six months thereafter, in the Company’s group life and disability coverages, to the extent permitted by its insurers and under the same terms and conditions that generally apply to Company employees, at the Company’s expense. Further, if five years have not expired from the date Executive completed the Relocation, the

Company will reimburse Executive for the costs of relocating back to North Carolina, consistent with the payment for the costs of the Relocation set forth in Section 1 above.

(iii) The severance payments outlined in (i) and (ii) of this Section 4(d) are in addition to all accrued and unpaid Base Salary through the date of termination of the Employment Period, plus accrued vacation, plus a prorated portion (based on the number of days which have elapsed from the beginning of the bonus period until the date of termination of the Employment Period) of the bonus for the year in which the termination occurs (as determined pursuant to Section 3(c) above), plus expense reimbursement pursuant to Section 3(b) of this Agreement. In addition, the Company shall use commercially reasonable efforts to allow Executive to participate in the Company’s group health coverage, to the extent permitted by its insurers and under the same terms and conditions that generally apply to Company employees; provided that, if not a part of the severance payments outlined in Sections 4(d)(i)(C) and 4(d)(ii)(C) above. Executive pays all of the premiums and similar costs and expenses for such coverage. Severance payments will be paid and benefit coverage will be provided only if Executive delivers to the Company an executed Release Agreement in the form of Exhibit A attached hereto and only so long as Executive has not breached any of the provisions of Sections 5 or 6 hereof. Severance payments under Sections 4(d)(i)(A) and 4(d)(ii)(A) above shall be paid by continuation of regular payroll compensation payments beginning on the date of termination of the Employment Period and continuing, in the case of Section 4(d)(i)(A) for two years, and in the case of Section 4(d)(ii)(A), for one year. Severance payments under Sections 4(d)(i)(B) and 4(d)(ii)(B) above shall be paid annually, at the date bonuses are paid in the year following the date of termination of the Employment Period. For purposes of Section 4(d) hereof, “Termination Bonus Amount” shall mean an amount equal to the greater of: (A) the annual average of Executive’s annual bonuses for the preceding three years and (B) the amount of Executive’s last annual bonus received prior to the termination of the Employment Period.

(e) Executive agrees and acknowledges that Executive shall be responsible for the payment of any and all taxes arising from continued coverage under the Company’s benefit plans.

(f) Upon the expiration of the Employment Period, to the extent permitted under the terms of any applicable life insurance policy, Executive shall be permitted to purchase from the Company life insurance policies issued in his name; provided that Executive pays the purchase price of any such life insurance policies, including any fees and expenses associated with such a transfer.

(g) For purposes of this Agreement, “Cause” is defined as (i) willful failure to substantially perform duties hereunder, other than due to Disability; (ii) a willful act which constitutes gross misconduct or fraud and which is injurious to the Company or its affiliates; (iii) conviction of, or plea of guilty or no contest, to a felony or

(iv) material breach of confidentiality, non-compete or non-solicitation agreements (including Sections 5 and 6 hereof) with the Company which is not cured within ten (10) days after written notice from the Company.

(h) For purposes of this Agreement, “Good Reason” means termination of the Employment Agreement by Executive due to (i) any material diminution in Executive’s position, authority or duties with the Company, (ii) the Company reassigning Executive to work at a location that is more than seventy-five (75) miles from the Company’s corporate headquarters in Cincinnati, Ohio, or (iii) a material breach of Sections 5 or 6 of this Agreement by the Company which is not cured within 10 days following written notice from Executive. For purposes of this Agreement, “Disability” shall mean Executive’s inability to perform the essential duties, responsibilities and functions of his position with the Company and its affiliates for more than 26 weeks in any 12-month period as a result of any mental or physical disability or incapacity as defined in the Americans with Disabilities Act or as otherwise determined by the Company in its reasonable good faith judgment.

5. Confidential Information.

(a) Obligation to Maintain Confidentiality. Executive acknowledges that the information, observations and data (including trade secrets) obtained by him during the course of his employment with the Company and its affiliates concerning the business or affairs of the Company or any its affiliates (“Confidential Information”) are the property of the Company or such affiliate. Therefore, Executive agrees that he shall not disclose to any person or entity or use for his own purposes any Confidential Information without the prior written consent of the Company, unless and to the extent that the Confidential Information becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions. Executive shall deliver to the Company at the termination or expiration of the Employment Period, or at any other time the Company may request in writing, all memoranda, notes, plans, records, reports, computer files, disks and tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to Confidential Information, Third Party Information (as defined in Section 5(b) below), Work Product (as defined in Section 5(c) below) or the business of the Company or any other affiliates which he may then possess or have under his control.

(b) Third Party Information. Executive understands that the Company and its affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s and its affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and thereafter, and without in any way limiting the provisions of Section 5(a) above, Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of the Company or its affiliates who need to know such information in connection with their work for the Company or such affiliates) or use, except in connection with his work for the Company or its affiliates, Third Party Information unless expressly authorized by the Company in writing.

(c) Intellectual Property, Inventions and Patents. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to the Company’s or any of its affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive (whether alone or jointly with others) while employed by the Company and its affiliates, whether before or after the date of this Agreement (“Work Product”), belong to the Company or such affiliate. Executive shall promptly disclose such Work Product to the Company and, at the Company’s expense, perform all actions reasonably requested by the Company (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments). Executive acknowledges that all Work Product shall be deemed to constitute “works made for hire” under the U.S. Copyright Act of 1976, as amended.

6. Non-Compete, Non-Solicitation.

(a) Non-Compete. In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that during the course of his employment with the Company and its affiliates he has and shall become familiar with the Company’s trade secrets and with other Confidential Information and that his services have been and shall continue to be of special, unique and extraordinary value to the Company and its affiliates. Therefore, Executive agrees that, during the Employment Period and (i) in the event of termination of the Employment Period by the Company without Cause or resignation with Good Reason during the Initial Term, two years following the date of such termination of the Employment Period, or (ii) in the event of termination of the Employment Period by the Company without Cause or by Executive with Good Reason after the Initial Term, one year following the date of such termination of the Employment Period, or (iii) in the event of termination of the Employment Period by the Company for Cause or by Executive without Good Reason, one year following the date of such termination of the Employment Period, or (iv) upon the expiration on the Expiration Date of the Employment Period or termination of the Employment Period due to Disability, one year following the date of such termination of the Employment Period, Executive shall not, directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, be employed in an executive, managerial or administrative capacity by, or in any manner engage in any business competing with the businesses of the Company or its affiliates, as such businesses exist or are in the process of being implemented during the Employment Period or on the date of the termination or expiration of the Employment Period, within any geographical area in which the Company or its affiliates engage or plan to engage in such businesses. Executive acknowledges (i) that the business of the Company and its affiliates will be conducted throughout the United States, (ii) notwithstanding the state of incorporation or principal office of the Company or any of its affiliates, or any of its executives or employees (including the Executive), it is expected that the Company and its affiliates will have business activities and have valuable business relationships within its industry throughout the United States and (iii) as part of his responsibilities, Executive will be traveling throughout the United States in furtherance of the business and relationships of the Company and its affiliates. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

(b) Non-Solicitation. During the Employment Period and for two years following the date of termination or expiration of the Employment Period, Executive shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of the Company or any affiliate to leave the employ of the Company or such affiliate, or in any way interfere with the relationship between the Company or any affiliate and any employee thereof, (ii) hire any person who was an employee of the Company or any affiliate at any time during the Employment Period or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any affiliate to cease doing business (or materially reduce the amount of business done) with the Company or such affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any affiliate (including, without limitation, making any negative or disparaging statements or communications regarding the Company or its affiliates).

(c) Scope of Restrictions. If, at the time of enforcement of this Section 6, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

(d) Equitable Relief. In the event of the breach or a threatened breach by Executive of any of the provisions of this Section 6, the Company would suffer irreparable harm, and in addition and supplementary to other rights and remedies existing in its favor, the Company shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of a breach or violation by Executive of this Section 6, the time periods referenced in this Section 6 shall be automatically extended by the amount of time between the initial occurrence of the breach or violation and when such breach or violation has been duly cured.

7. Executive’s Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges that the provisions of Section 6 above are in consideration of (i) the promotion, increased compensation, increased bonus opportunities, and increased benefits provided pursuant to this Agreement and (ii) additional good and valuable consideration as set forth in this Agreement. In addition, Executive agrees and acknowledges that the restrictions contained in Section 6 above are reasonable, do not preclude him from earning a livelihood, that he has reviewed his rights and obligations under this Agreement with his legal counsel and that he fully understands the terms and conditions contained herein. In addition, Executive agrees and acknowledges that the potential harm to the Company of the non-enforcement of Section 6 outweighs any potential harm to Executive of its enforcement by injunction or otherwise. Executive acknowledges that he has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement, and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company now existing or to be developed in the future. Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.

8. Survival. Sections 4(b) through 21, inclusive, shall survive and continue in full force in accordance with their terms notwithstanding the expiration or termination of the Employment Period.

9. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

Albert Church

3246 Planters Ridge Road

Charlotte, NC 28270

Notices to the Company:

The Hillman Group, Inc.

10590 Hamilton Avenue

Cincinnati, OH 45231

Attn: Chief Executive Officer

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

10. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

11. Complete Agreement. This Agreement and those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

12. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

13. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

14. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company.

15. Choice of Law and Forum. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Ohio, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Ohio or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Ohio. Any action brought to enforce or to contest the terms of this Agreement shall be brought exclusively in the courts of the State of Ohio located in Hamilton County, Ohio, or in the United States District Court for the Southern District of Ohio, Western Division, at Cincinnati, Ohio. Each party, by that party’s execution of this Agreement, irrevocably submits to the exclusive jurisdiction of those courts with respect to all matters relating to this Agreement.

16. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

17. Insurance. The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable. Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance. Executive hereby represents that he has no reason to believe that his life is not insurable at rates now prevailing for healthy men of his age.

18. Indemnification and Reimbursement of Payments on Behalf of Executive. The Company and its affiliates shall be entitled to deduct or withhold from any amounts owing from the Company or any of its affiliates to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments from the Company or any of its affiliates or Executive’s ownership interest in the Company (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity). In the event the Company or any of its affiliates does not make such deductions or withholdings. Executive shall indemnify the Company and its affiliates for any amounts paid with respect to any such Taxes, together with any interest, penalties and related expenses thereto.

19. MUTUAL WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES HERETO, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIP ESTABLISHED AMONG THE PARTIES HEREUNDER.

20. Corporate Opportunity. During the Employment Period, Executive shall submit to the Company all business, commercial and investment opportunities or offers presented to Executive or of which Executive becomes aware which relate to the areas of business engaged in by the Company at any time during the Employment Period (“Corporate Opportunities”). Unless approved by the Company, Executive shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Executive’s own behalf.

21. Executive’s Cooperation. During the Employment Period and thereafter, Executive shall cooperate with the Company and its affiliates in any internal investigation, any administrative, regulatory or judicial proceeding or any dispute with a third party as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). In the event the Company requires Executive’s cooperation in accordance with this paragraph, the Company shall reimburse Executive solely for reasonable travel expenses (including lodging and meals) upon submission of receipts.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

THE HILLMAN GROUP, INC.

/s/ James P. Waters
By:	James P. Waters
Its:	CFO

/s/ Albert Church
Albert Church

EXHIBIT A

GENERAL RELEASE

I, Albert Church, in consideration of and subject to the performance by The Hillman Group, Inc., a Delaware corporation (together with its affiliates, the “Company”), of its obligations under the Employment Agreement, dated as of January 14, 2008, (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its affiliates and all present and former directors, officers, agents, representatives, employees, successors and assigns of the Company and its affiliates and the Company’s direct or indirect owners (collectively, the “Released Parties”) to the extent provided below.

1. I understand that any payments or benefits paid or granted to me under Section 4(d) of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in paragraph Section 4(d) of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release. I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of any employment by the Company.

2. Except as provided in paragraph 4 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law; or under any other local, state, or federal law, regulation, ordinance or court decision; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4. I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5. In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I also agree not to seek reemployment with the Company. I recognize that nothing in this paragraph or in any other provision of this Agreement shall be construed to prevent me from filing or maintaining a charge of discrimination with the Equal Employment Opportunity Commission or any other state or local government agency responsible for enforcing federal, state, or local, anti-discrimination laws. If such a proceeding is instituted or maintained by such an agency or by me, I understand and agree that all of my covenants and waivers under this Agreement shall remain in full force and effect, and I shall not be entitled to (and I hereby waive any right to) any relief specific to me, including but not limited to reinstatement, back pay, front pay, benefits, or any damages of any kind with respect to such charge, claim or action.

6. I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

7. I agree that I will forfeit all amounts payable by the Company pursuant to the Agreement if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by me pursuant to the Agreement.

8. I agree that this General Release is confidential and agree not to disclose any information regarding the terms of this General Release, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone. Notwithstanding anything herein to the contrary, each of the parties (and each affiliate and person acting on behalf of any such party) agree that each party (and each employee, representative, and other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of this transaction contemplated in the Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to such party or such person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws. This authorization is not intended to permit disclosure of any other information including (without limitation) (i) any portion of any materials to the extent not related to the tax treatment or tax structure of this transaction, (ii) the identities of participants or potential participants in the Agreement, (iii) any financial information (except to the extent such information is related to the tax treatment or tax structure of this transaction), or (iv) any other term or detail not relevant to the tax treatment or the tax structure of this transaction.

9. Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the National Association of Securities Dealers, Inc. (NASD), any other self-regulatory organization or governmental entity.

10. I agree to reasonably cooperate with the Company in any internal investigation, any administrative, regulatory, or judicial proceeding or any dispute with a third party. I understand and agree that my cooperation may include, but not be limited to, making myself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over to the Company all relevant documents which are or may come into my possession all at times and on schedules that are reasonably consistent with my other permitted activities and commitments. I understand that in the event the Company asks for my cooperation in accordance with this provision, the Company will reimburse me solely for reasonable travel expenses, (including lodging and meals), upon my submission of receipts.

11. I agree not to disparage the Company, its past and present investors, officers, directors or employees or its affiliates and to keep all confidential and proprietary information about the past or present business affairs of the Company and its affiliates confidential unless a prior written release from the Company is obtained. I further agree that as of the date hereof, I have returned to the Company any and all property, tangible or intangible, relating to its business, which I possessed or had control over at any time (including, but not limited to, company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data) and that I shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data.

12. Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

13. Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(a) I HAVE READ IT CAREFULLY;

(b) I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(c) I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(d) I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(e) I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON                          ,              TO CONSIDER IT AND THE CHANGES MADE SINCE THE                          ,             VERSION OF THIS RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

(f) THE CHANGES TO THE AGREEMENT SINCE                          ,             EITHER ARE NOT MATERIAL OR WERE MADE AT MY REQUEST.

(g) I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(h) I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(i) I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATE: January 14, 2008	/s/ Albert M. Church
Albert Church.

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